                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person

Simons,                James                      H.
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   (Last)               (First)                 (Middle)

c/o Renaissance Technologies Corp.      800 Third Avenue
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                                    (Street)

New York,                NY                       10022
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

Segue Software, Inc. (SEGU)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

December, 1996

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5. If Amendment, Date of Original (Month/Year)

N/A

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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X]   Director                             [ ]   10% Owner
   [ ]   Officer (give title below)           [ ]   Other (specify below)


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
====================================================================================================================================
                                    Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                       or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount       or    Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
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
Common Stock                          4/1/96         C(1)             35,000      A     1-for-1    101,666         D
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Common Stock                          12/31/96       C(2)            120,000      A     1-for-1    706,973         I           (3)
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Employee Stock
Option              $22.25    4/2/96    A      4,000          (4)     4/2/2006  Common     4,000            14,000
(right to buy)                                                                  Stock
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Employee Stock
Option              $1.00    11/1/88    A     10,000       11/1/92(5) 10/31/98  Common    10,000            14,000
(right to buy)                                                                  Stock
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Series A
Convertible         1-for-1   4/1/96    C           35,000  4/1/96(1) 4/1/96(1) Common    35,000                 0
Preferred Stock                                                                 Stock
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

Explanation of Responses:

(1) The shares converted automatically into shares of common stock as of the closing of the initial public offering.

(2)  Converted automatically as of 12/31/96.

(3) These shares are held by the Bermuda Trust Company Limited, as trustee of the Lord Jim Trust, a trust created under the laws of Bermuda (the "Trust"). The principal beneficiaries of the Trust are Dr. Simons, his parents and his children.

(4) The option vests in three installments: 2,000 shares of Common Stock will vest after six months and 1,000 shares every three months thereafter.

(5)  The options vested in four equal annual installments beginning on 11/1/88.


            /s/ James H. Simons                                 2/14/97
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      **Signature of Reporting Person                             Date
      James H. Simons

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).